EXHIBIT 10.52

THIRTEENTH AMENDMENT TO MULTI-TENANT INDUSTRIAL LEASE

THIS THIRTEENTH AMENDMENT TO MULTI-TENANT INDUSTRIAL LEASE (“Thirteenth Amendment”) is entered into as of this 27th day of October, 2022, by and between 603 HERON DRIVE OWNER, LLC, a Delaware limited liability company (“Landlord”) and AMERICAN BIO MEDICA CORPORATION, a New York corporation (“Tenant”).

Recitals

A. Landlord (as successor-in-interest to 603-614 Heron Drive LLC, the successor-in-interest to Whitesell Enterprises) and Tenant are parties to a Multi-Tenant Industrial Lease dated July 7, 1999, as amended by a Lease Amendment No. 1 dated August 17, 1999, a Lease Amendment No. 2 dated March 23, 2001, a Lease Amendment No. 3 dated August 20, 2002, a Lease Amendment No. 4 dated October 9, 2006, a Lease Amendment No. 5 dated January 19, 2007, a Lease Amendment No. 6 dated December 1, 2011, a Lease Amendment No. 7 dated December 12, 2012, a Lease Amendment No. 8 dated December 4, 2013, a Lease Amendment No. 9 dated December 15, 2014, a Lease Amendment No. 10 dated December 23, 2015, a Lease Amendment No. 11 dated November 20, 2017, and a Lease Amendment No. 12 dated December 24, 2019 (as so amended, the “Lease”), pursuant to which Tenant leases from Landlord approximately 5,238 rentable square feet known as Unit No. 4 (the “Premises”) in the building located at 603 Heron Drive, Bridgeport, New Jersey (the “Building”).

B. Landlord and Tenant now desire to amend the Lease in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties mutually covenant and agree as follows:

1. Capitalized Terms. Capitalized terms used in this Thirteenth Amendment which are not specifically defined herein shall have the meanings given such terms in the Lease.

2. Term. The Term of the Lease is hereby extended for a period of two (2) months, commencing on January 1, 2023, and expiring on February 28, 2023 (the “Extended Term”). Thereafter, the Term for the Premises shall be on a month-to-month basis commencing as of March 1, 2023. Notwithstanding the foregoing, after the Extended Term, either party shall have the option to terminate the Lease (the “Termination Option”) by providing at least thirty (30) days’ written notice to the other party (the “Termination Notice”), in which event the Lease shall terminate on the date which is thirty (30) days after the date of the Termination Notice (the “Termination Date”). In the event either party delivers the Termination Notice in accordance with the terms and conditions set forth herein: (i) Tenant shall continue to pay all Rent through the Termination Date; (ii) Tenant shall surrender vacant possession of the Premises as of the Termination Date; (iii) the Lease shall terminate as of the Termination Date as if the Termination Date were the date originally stipulated for the expiration of the Lease Term; and (iv) nothing herein shall relieve Tenant of any obligations which accrued prior to the Termination Date. Any and all renewal options set forth in the Lease are hereby deleted in their entirety. Tenant shall have no further right to renew the Term.

3. Base Rent. Effective as of November 1, 2022, Tenant shall pay to Landlord, at the times and in the manner set forth in the Lease, Base Rent in the amounts set forth below:

Period	Monthly Base Rent
November 1, 2022 – February 28, 2023	$4,255.88

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4. Payment. Simultaneously with the delivery of this Thirteenth Amendment as executed by Tenant, and as a condition of Landlord entering into this Thirteenth Amendment, Tenant shall pay to Landlord an amount equal to $21,071.74 representing four (4) months of the gross Rent.

5. Additional Rent. During the Extended Term, Tenant shall be responsible for the cost of all utilities consumed in the Premises in accordance with the terms of the Lease and Tenant’s Pro Rata Share of Costs, Taxes and insurance, all in accordance with the terms of the Lease (as amended hereby).

6. Certification. Tenant, by executing this Thirteenth Amendment, hereby certifies that: (a) the Lease is in full force and effect and has not been modified except as provided above; (b) there are no prepayments by or credits due Tenant under the Lease; and (c) Tenant is not aware of the existence of any default by Landlord, nor of any event which with the giving of notice or passage of time, or both, would constitute a breach or default by Landlord under the Lease.

7. OFAC Representation. Tenant is not (i) acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation, nor (ii) engaged in any dealings or transactions, directly or indirectly, in contravention of any United States, international or other applicable money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Tenant shall, within five (5) days after Landlord's request, provide such information as Landlord may require to verify the foregoing representations or as may be required in order to enable Landlord to comply with any reporting requirements or applicable laws pertaining to the foregoing representations.

8. Broker. Tenant and Landlord warrant that they have had no dealings with any broker or agent in connection with the negotiations or execution of this Thirteenth Amendment, and Landlord and Tenant agree to indemnify the other against all costs, expenses, reasonable attorney's fees, or other liability for commissions or other compensation or charges resulting from a breach of such representations.

9. Entire Agreement/Ratification. This Thirteenth Amendment represents the entire understanding of the parties with respect to the subject matter hereof, and the Lease as hereby amended remains in full force and effect and may not be modified further except in writing executed by the parties to be bound thereby. Unless expressly modified herein, the terms and conditions of the Lease shall continue in full force and effect, and the parties hereby confirm and ratify the same.

10. Miscellaneous. This Thirteenth Amendment shall be binding upon and shall inure to the benefit of the parties and their permitted successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have executed this Thirteenth Amendment as of the day and year first above written.

LANDLORD: 603 HERON DRIVE OWNER, LLC, a Delaware limited liability company

By:	/s/ Benjamin Cohen
Name:	Benjamin Cohen
Title:	Manager

TENANT: AMERICAN BIO MEDICA CORPORATION, a New York corporation

By:	/s/ Melissa A. Waterhouse
Name:	Melissa A. Waterhouse
Title:	CEO & Director

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